EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
COMARCO, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-44943) on Form S-8 of COMARCO, Inc. of our report dated June 28, 2002, relating to the statements of net assets available for benefits of COMARCO, Inc. Savings and Retirement Plan as of December 31, 2001 and 2000 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 11-K of COMARCO, Inc. Savings and Retirement Plan.

KPMG LLP

Orange County, California
June 28, 2002